Exhibit 99.1

News Release
Republic First Bancorp, Inc.
April 23, 2018

REPUBLIC FIRST BANCORP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS
ASSETS INCREASE 26% AND DEPOSITS GROW 23%

Philadelphia, PA, April 23, 2018 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended March 31, 2018.

	Three Months Ended
($ in millions, except per share data)	03/31/18	03/31/17	% Change

Assets	$ 2,471.5	$ 1,968.6	26%
Loans	1,250.9	1,026.1	22%
Deposits	2,123.5	1,720.5	23%
Total Revenue	$ 25.4	$ 20.5	24%
Income Before Tax	2.1	1.8	23%
Net Income *	1.8	1.8	(1%)
Net Income per Share	$ 0.03	$ 0.03	-%

* Note:  Net income for the period ended 3/31/18 reflects a normalized provision for federal and state income taxes which was excluded from 2017 results due to an adjustment to the DTA valuation allowance recorded by the Company.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

"2018 is off to a tremendous start which can be seen in our first quarter financial results.  Assets, loans and deposits have all grown in excess of 20% year over year. And our revenue growth (24%) outpaced non-interest expense growth (20%) despite the ongoing investment required to execute our growth and expansion strategy. Our relentless commitment to extraordinary customer service and convenience through all delivery channels continues to deliver positive results throughout our footprint."

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp said:

"Momentum continues to build as the 'Power of Red is Back' expansion campaign rolls into 2018.  We are thrilled to begin our expansion into Bucks County with the opening of our newest store in Fairless Hills, PA during the first quarter. We are very excited to introduce our unmatched commitment to customer service and convenience to the Fairless Hills community and look forward to the opportunity to win over new FANS throughout this new market. We've also broken ground on future store locations in Gloucester Township and Lumberton, NJ which are expected to open by mid-year."

Highlights for the Period Ended March 31, 2018

•
Total deposits increased by $403 million, or 23%, to $2.1 billion as of March 31, 2018 compared to $1.7 billion as of March 31, 2017. On a linked quarter basis deposits grew $60 million, or 3%, when compared to December 31, 2017.

•	Non-interest bearing demand deposits grew by $100 million, or 27%, to $464 million over the last 12 months.

•
New stores opened since the beginning of the "Power of Red is Back" expansion campaign are currently growing deposits at an average rate of $27 million per year, while the average deposit growth for all stores over the last twelve months was approximately $19 million per store.

•
Income before tax increased by 23% to $2.1 million for the three months ended March 31, 2018 compared to $1.8 million for the three months ended March 31, 2017. Total revenue grew by 24% while non-interest expense increased by 20%. The Company continues to open new stores and increase profitability despite the additional costs associated with the expansion strategy.

•
Net income after tax was $1.8 million, or $0.03 per share, for the three month periods ending March 31, 2018 and March 31, 2017. The Company began recognizing a normalized provision for federal and state income taxes during the first quarter of 2018 after reversing its deferred tax asset valuation allowance during the fourth quarter of 2017. Prior year results were not impacted by an income tax provision.

•
The Company converted $10.6 million of outstanding trust preferred securities to 1.6 million shares of common stock during the first quarter of 2018. This conversion will result in a reduction of interest expense of approximately $0.9 million on an annual basis going forward.

•
There are twenty-three convenient store locations open today. The Company began its expansion into Bucks County, PA by opening its newest store in Fairless Hills during the first quarter. Ground has been broken on sites in Gloucester Township and Lumberton, NJ and are expected to be completed by mid-year. There are also several additional sites in various stages of development for future store locations.

•	Total assets increased by $503 million, or 26%, to $2.5 billion as of March 31, 2018 compared to $2.0 billion as of March 31, 2017.

•	Total loans grew $225 million, or 22%, to $1.3 billion as of March 31, 2018 compared to $1.0 billion at March 31, 2017.

•	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.85% as of March 31, 2018 compared to 1.45% as of March 31, 2017.

•	The net interest margin increased to 3.23% for the three months ended March 31, 2018 compared to 3.19% for the three months ended March 31, 2017.

•
The Company's residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Oak originated over $79 million in loans during the three month period ended March 31, 2018.

•
Meeting the needs of small business customers continued to be an important part of the Company's lending strategy.  More than $21 million in new SBA loans were originated during the three month period ended March 31, 2018.

•	The Company's Total Risk-Based Capital ratio was 16.00% and Tier I Leverage Ratio was 10.09% at March 31, 2018.

•	Book value per common share increased to $3.99 as of March 31, 2018 compared to $3.84 as of March 31, 2017.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	03/31/18	03/31/17	% Change

Total Revenue	$ 25,434	$ 20,525	24%
Provision for Loan Losses	400	-	100%
Non-interest Expense	20,102	16,804	20%
Income Before Taxes	2,149	1,753	23%
Provision (Benefit) for Taxes	372	(34)	n/m
Net Income	1,777	1,787	(1%)
Net Income per Share	$ 0.03	$ 0.03	-%

The Company reported net income of $1.8 million, or $0.03 per share, for the three month periods ended March 31, 2018 and March 31, 2017.

Total revenue increased by $4.9 million, or 24%, to $25.4 million for the three month period ended March 31, 2018, compared to $20.5 million for the three month period ended March 31, 2017.  This increase is primarily attributable to higher interest income as a result of the strong growth in interest-earning assets over the last twelve months driven by the Company's "Power of Red is Back" expansion program.

Non-interest income increased to $4.5 million for the three month period ended March 31, 2018 compared to $4.3 million for the three month period ended March 31, 2017.

Non-interest expenses increased by $3.3 million, or 20%, to $20.1 million during the three month period ended March 31, 2018 compared to $16.8 million during the three months ended March 31, 2017. This increase was mainly caused by the increase in salaries and employee benefits as a result of annual merit increases along with increased staffing levels related to our growth strategy of adding and relocating stores. Occupancy and equipment expenses associated with the growth and relocation strategy also contributed to the increase in non-interest expenses.

The Company recorded a provision for income taxes in the amount of $372 thousand for the three month period ended March 31, 2018 compared to a benefit for income taxes in the amount of $34 thousand for the three month period ended March 31, 2017. The amount recorded during the first quarter of 2018 is a normalized provision reflective of the new corporate tax rate included in the Tax Cuts and Jobs Act of 2017. The benefit for income taxes recognized during the first quarter of 2017 was driven by an adjustment to the deferred tax asset valuation allowance that had been recorded by Company in previous years.  This valuation allowance was reversed during the fourth quarter of 2017.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	03/31/18	03/31/17	% Change	12/31/17	% Change

Total assets	$ 2,471,464	$ 1,968,588	26%	$ 2,322,347	6%
Total loans (net)	1,244,262	1,016,962	22%	1,153,679	8%
Total deposits	2,123,451	1,720,512	23%	2,063,295	3%

Total assets increased by $502.9 million, or 26%, as of March 31, 2018 when compared to March 31, 2017.  Deposits grew by $402.9 million to $2.1 billion as of March 31, 2018 compared to $1.7 billion as of March 31, 2017. The number of deposit accounts has grown by 36% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company's aggressive growth strategy referred to as "The Power of Red is Back."

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	03/31/18	03/31/17	% Change	12/31/17	% Change	1st Qtr 2018 Cost of Funds

Demand noninterest-bearing	$ 464,383	$ 364,278	27%	$ 438,500	6%	0.00%
Demand interest-bearing	826,726	629,583	31%	807,736	2%	0.57%
Money market and savings	703,263	620,218	13%	700,321	-%	0.57%
Certificates of deposit	129,079	106,433	21%	116,738	11%	1.15%
Total deposits	$ 2,123,451	$1,720,512	23%	$ 2,063,295	3%	0.49%

Deposits increased to $2.1 billion at March 31, 2018 compared to $1.7 billion at March 31, 2017 as the Company moves forward with its growth strategy to increase the number of stores and expand its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, deposits. The Company recognized strongest growth in demand deposit balances, on a year to year basis as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	03/31/18	% of Total	03/31/17	% of Total	12/31/17	% of Total

Commercial real estate	$ 467,585	37%	$ 394,840	39%	$ 433,304	37%
Construction and land development	118,607	10%	78,636	7%	104,617	9%
Commercial and industrial	189,420	15%	188,873	18%	173,343	15%
Owner occupied real estate	315,418	25%	273,996	27%	309,838	27%
Consumer and other	78,834	6%	67,146	7%	76,412	7%
Residential mortgage	81,048	7%	22,652	2%	64,764	5%
Gross loans	$1,250,912	100%	$1,026,143	100%	$1,162,278	100%

Gross loans increased by $224.8 million, or 22%, to $1.3 billion at March 31, 2018 compared to $1.0 billion at March 31, 2017 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strong growth across all loan categories.

Asset Quality

The Company's non-performing asset balances and asset quality ratios are highlighted below:

	Three Months Ended
	03/31/18	12/31/17	03/31/17

Non-performing assets / capital and reserves	9%	9%	13%
Non-performing assets / total assets	0.85%	0.94%	1.45%
Quarterly net loan charge-offs / average loans	0.77%	0.02%	(0.01%)
Allowance for loan losses / gross loans	0.53%	0.74%	0.89%
Allowance for loan losses / non-performing loans	47%	58%	50%

The percentage of non-performing assets to total assets decreased to 0.85% at March 31, 2018, compared to 1.45% at March 31, 2017.  The ratio of non-performing assets to capital and reserves decreased to 9% at March 31, 2018 compared to 13% at March 31, 2017 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company's capital ratios at March 31, 2018 were as follows:

	Actual 03/31/18	Regulatory Guidelines "Well Capitalized"

Leverage Ratio	10.09%	5.00%
Common Equity Ratio	14.87%	6.50%
Tier 1 Risk Based Capital	15.58%	8.00%
Total Risk Based Capital	16.00%	10.00%
Tangible Common Equity	9.29%	n/a

Total shareholders' equity increased to $234.1 million at March 31, 2018 compared to $218.3 million at March 31, 2017. Book value per common share increased to $3.99 at March 31, 2018 compared to $3.84 per share at March 31, 2017.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-three stores located in the Greater Philadelphia and Southern New Jersey market place.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its wholly owned subsidiary, Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, including those related to our Five Year Strategic Goals, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2017 and other documents the Company files from time to time with the Securities and Exchange Commission. The words "would be," "could be," "should be," "probability," "risk," "target," "objective," "may," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO (215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2018	2017	2017

ASSETS
Cash and due from banks	$21,927	$36,073	$25,119
Interest-bearing deposits and federal funds sold	9,142	25,869	11,472
Total cash and cash equivalents	31,069	61,942	36,591

Securities - Available for sale	519,692	464,430	362,328
Securities - Held to maturity	519,295	472,213	421,850
Restricted stock	5,435	1,918	1,366
Total investment securities	1,044,422	938,561	785,544

Loans held for sale	25,653	45,700	25,098

Loans receivable	1,250,912	1,162,278	1,026,143
Allowance for loan losses	(6,650)	(8,599)	(9,181)
Net loans	1,244,262	1,153,679	1,016,962

Premises and equipment	77,153	74,947	58,926
Other real estate owned	6,966	6,966	9,944
Other assets	41,939	40,552	35,523

Total Assets	$2,471,464	$2,322,347	$1,968,588

LIABILITIES
Non-interest bearing deposits	$464,383	$438,500	$364,278
Interest bearing deposits	1,659,068	1,624,795	1,356,234
Total deposits	2,123,451	2,063,295	1,720,512

Short-term borrowings	93,915	-	-
Subordinated debt	11,254	21,681	21,648
Other liabilities	8,770	10,911	8,104

Total Liabilities	2,237,390	2,095,887	1,750,264

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	592	575	574
Additional paid-in capital	267,313	256,285	254,403
Accumulated deficit	(15,566)	(18,983)	(26,101)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(14,357)	(7,509)	(6,644)

Total Shareholders' Equity	234,074	226,460	218,324

Total Liabilities and Shareholders' Equity	$2,471,464	$2,322,347	$1,968,588

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2018	2017	2017

INTEREST INCOME
Interest and fees on loans	$14,269	$13,576	$11,199
Interest and dividends on investment securities	6,458	5,568	4,927
Interest on other interest earning assets	172	265	61
Total interest income	20,899	19,409	16,187

INTEREST EXPENSE
Interest on deposits	2,598	2,222	1,602
Interest on borrowed funds	185	320	366
Total interest expense	2,783	2,542	1,968

Net interest income	18,116	16,867	14,219
Provision for loan losses	400	400	-

Net interest income after provision for loan losses	17,716	16,467	14,219

NON-INTEREST INCOME
Service fees on deposit accounts	1,175	1,084	846
Mortgage banking income	2,186	2,619	2,421
Gain on sales of SBA loans	992	1,063	688
Loss on sale of investment securities	-	(85)	-
Other non-interest income	182	331	383
Total non-interest income	4,535	5,012	4,338

NON-INTEREST EXPENSE
Salaries and employee benefits	10,645	10,159	8,582
Occupancy and equipment	3,470	2,947	2,890
Legal and professional fees	759	953	681
Foreclosed real estate	311	2,388	346
Regulatory assessments and related fees	467	359	329
Other operating expenses	4,450	4,816	3,976
Total non-interest expense	20,102	21,622	16,804

Income (loss) before provision (benefit) for income taxes	2,149	(143)	1,753

Provision (benefit) for income taxes	372	(2,881)	(34)

Net income	$1,777	$2,738	$1,787

Net Income per Common Share
Basic	$0.03	$0.05	$0.03
Diluted	$0.03	$0.05	$0.03

Average Common Shares Outstanding
Basic	57,100	56,988	56,824
Diluted	58,370	58,360	58,049

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	March 31, 2018			December 31, 2017			March 31, 2017

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$ 40,425	$ 172	1.73%	$ 82,918	$ 265	1.27%	$ 23,929	$ 61	1.03%
Securities	1,015,605	6,487	2.55%	888,862	5,616	2.53%	808,029	5,032	2.49%
Loans receivable	1,235,124	14,365	4.72%	1,171,771	13,743	4.65%	1,008,329	11,338	4.56%
Total interest-earning assets	2,291,154	21,024	3.72%	2,143,551	19,624	3.63%	1,840,287	16,431	3.62%

Other assets	127,001			126,904			101,820

Total assets	$2,418,155			$2,270,455			$1,942,107

Interest-bearing liabilities:

Demand non interest-bearing	$ 431,234			$ 421,841			$ 329,015
Demand interest-bearing	893,530	1,257	0.57%	776,203	945	0.48%	620,090	608	0.40%
Money market & savings	687,818	972	0.57%	693,684	942	0.54%	607,181	698	0.47%
Time deposits	129,897	369	1.15%	120,067	335	1.11%	107,923	296	1.11%
Total deposits	2,142,479	2,598	0.49%	2,011,795	2,222	0.44%	1,664,209	1,602	0.39%

Total interest-bearing deposits	1,711,245	2,598	0.62%	1,589,954	2,222	0.55%	1,335,194	1,602	0.49%

Other borrowings	40,552	185	1.85%	23,621	320	5.37%	53,138	366	2.79%

Total interest-bearing liabilities	1,751,797	2,783	0.64%	1,613,575	2,542	0.63%	1,388,332	1,968	0.57%
Total deposits and other borrowings	2,183,031	2,783	0.52%	2,035,416	2,542	0.50%	1,717,347	1,968	0.46%

Non interest-bearing liabilities	9,540			9,560			8,295
Shareholders' equity	225,584			225,479			216,465
Total liabilities and shareholders' equity	$2,418,155			$2,270,455			$1,942,107

Net interest income		$18,241			$17,082			$14,463
Net interest spread			3.08%			3.00%			3.05%

Net interest margin			3.23%			3.16%			3.19%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2018	2017	2017

Balance at beginning of period	$ 8,599	$ 8,258	$ 9,155

Provision charged to operating expense	400	400	-
	8,999	8,658	9,155

Recoveries on loans charged-off:
Commercial	-	1	36
Consumer	-	-	-
Total recoveries	-	1	36

Loans charged-off:
Commercial	(2,151)	(19)	(8)
Consumer	(198)	(41)	(2)

Total charged-off	(2,349)	(60)	(10)

Net (charge-offs)/recoveries	(2,349)	(59)	26

Balance at end of period	$ 6,650	$ 8,599	$ 9,181

Net charge-offs as a percentage of average loans outstanding	0.77%	0.02%	(0.01%)

Allowance for loan losses as a percentage of period-end loans	0.53%	0.74%	0.89%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2018	2017	2017	2017	2017

Non-accrual loans:
Commercial real estate	$ 13,322	$ 13,973	$ 10,140	$ 17,703	$ 17,695
Consumer and other	810	872	880	817	834
Total non-accrual loans	14,132	14,845	11,020	18,520	18,529

Loans past due 90 days or more and still accruing	-	-	2,730	293	-

Total non-performing loans	14,132	14,845	13,750	18,813	18,529

Other real estate owned	6,966	6,966	9,169	9,909	9,944

Total non-performing assets	$ 21,098	$ 21,811	$ 22,919	$ 28,722	$ 28,473

Non-performing loans to total loans	1.13%	1.28%	1.26%	1.76%	1.81%

Non-performing assets to total assets	0.85%	0.94%	1.07%	1.41%	1.45%

Non-performing loan coverage	47.06%	57.93%	60.06%	50.25%	49.55%

Allowance for loan losses as a percentage of total period-end loans	0.53%	0.74%	0.75%	0.89%	0.89%

Non-performing assets / capital plus allowance for loan losses	8.76%	9.28%	9.82%	12.39%	12.52%